UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2018

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2018, Rare Element Resources, Inc. (the “Company”), a Wyoming corporation and wholly owned subsidiary of Rare Element Resources Ltd. (the “Registrant”), entered into an employment agreement with Randall J. Scott, the President and Chief Executive Officer of the Company (the “Employment Agreement”). The Employment Agreement terminates and replaces Mr. Scott’s existing severance compensation agreement with the Company.  The Registrant believes that the Employment Agreement is a fair and appropriate step to ensure Mr. Scott’s continued employment, attention and dedication.

Pursuant to the terms of the Employment Agreement, (i) Mr. Scott’s initial annual base is US$210,000, effective as of January 1, 2018; (ii) Mr. Scott will be eligible to receive an annual performance bonus and such long-term incentive awards as may be determined by the board of directors of the Registrant; and (iii) Mr. Scott will be eligible to participate in the employee benefit programs, if offered, of the Registrant.

Pursuant to the terms of the Employment Agreement, Mr. Scott is entitled to separation benefits in the event that his employment is terminated by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Scott for “good reason” (as defined in the Employment Agreement) due to certain reasons, including a material change in title or duties, a material reduction in compensation, a material geographic relocation, or a material breach of the Employment Agreement by the Company, in each case which the Company has failed to cure.  The severance payment to be received by Mr. Scott upon termination under the circumstances described above will be equal to one year of Mr. Scott’s base salary in effect on the date of termination and paid to Mr. Scott in a lump sum 60 days after the date of such termination.  In addition, Mr. Scott’s equity incentive awards will vest automatically upon such termination.

Pursuant to the terms of the Employment Agreement, Mr. Scott will be indemnified by the Company for all losses, settlements and other amounts arising from all claims or proceedings in which Mr. Scott may be involved relating to the business or affairs of the Company if in each case Mr. Scott acted in good faith and in a manner that he believed to be in the best interest of the Company, and his conduct did not constitute gross negligence or willful or wanton misconduct.  In addition, during the term of Mr. Scott’s employment and for six years after his employment terminates, or so long as the Company’s directors and officer’s liability insurance or indemnification policy (“D&O Policy”) remains in effect, whichever period is shorter, Mr. Scott will be entitled to coverage under the D&O Policy.

As consideration for the separation benefits under the Employment Agreement, Mr. Scott agreed to certain confidentiality obligations with respect to proprietary information of the Company, the Registrant, and their respective parents, subsidiaries and related entities (the “Company Group”) gained as a result of his employment.  In addition, Mr. Scott is subject to non-compete provisions under the Employment Agreement that prohibit him from engaging in any “competitive business” (as defined in the Employment Agreement) during the term of the Employment Agreement or for a period of one year following termination within certain geographical boundaries based on the locations where the Company Group does business.

Mr. Scott is also prohibited during the term of the Employment Agreement and for one year following termination from soliciting the services of any employee of the Company Group or the business of any customer of the Company Group.

This description of the Employment Agreement above is merely a summary and is qualified in its entirety by reference to the Employment Agreement attached as Exhibit 10.1 hereto, which is incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 22, 2018, by and between Rare Element Resources, Inc. and Randall J. Scott

 = 11,  = "1"  1) 1 = 1  4434275.1 (2/23/2018 11:07 AM)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 26, 2018

RARE ELEMENT RESOURCES LTD.

         /s/ Randall J. Scott

By:

Name:

Randall J. Scott

Title:

President and Chief Executive Officer